EXHIBIT 99.1
                                                                    ------------

WEDNESDAY JULY 12, 11:44 AM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: Imaging Technologies Corporation

IMAGING TECHNOLOGIES ANNOUNCES FINANCING COMMITMENT OF UP TO $36 MILLION


SAN DIEGO, July 12 /PRNewswire/ -- Imaging Technologies Corporation (OTC Bulletin Board: ITEC - news), a pioneer in the development of digital imaging solutions, today announced that it has signed an agreement for a financing facility providing commitments to purchase up to $36 million of its common shares over the next two years after the effective date of the registration statement required to be filed with the Securities and Exchange Commission.

The investor will purchase shares at a small discount to market, in amounts that vary in relationship to the market price at the time each purchase is made. In addition, warrants to purchase additional shares have been granted at a price in excess of the market. The financing will support ITEC's ability to carry forward its strategic business plan.

"This commitment strengthens our cash position on favorable terms, providing us the flexibility we need to manage the Company both in the short and long-term," said Brian Bonar, ITEC CEO. "We examined many financing plans and we are confident that this private placement is the most advantageous to the long-term valuation of ITEC. With this positive program in place, it is no longer necessary for ITEC to pursue the international loan commitment that we announced earlier this year."

"We are very pleased to have a new investor show its faith in our business strategy and management team," Bonar said. "We are looking forward to working with this new investor, who, through this program, has demonstrated that it shares our belief in the future of ITEC."

About Imaging Technologies Corporation

Imaging Technologies Corporation (OTC Bulletin Board: ITEC - news) is a worldwide pioneer in the development, manufacturing, licensing and distribution of high- quality digital imaging solutions. Founded in 1982 and headquartered in San Diego, California, the company produces imaging products for diverse market segments. Beginning with a core technology in the design and development of Adobe(R) PostScript(R) controllers for non-impacT printers and multifunction peripherals, the company has expanded its product offerings to include monochrome and color printers, printer controllers, external print servers, and software to improve the accuracy of color reproduction. Information on the company is available at the ITEC Web site at www.itec.net

Forward-Looking Statements

Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, seasonal changes, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.